Exhibit 99.1

6 August 2013

Diligent Board Member Services, Inc.

Provides Update on Review of Revenue Recognition;

Intends to Restate Financial Statements;

Limited Update on Second Fiscal Quarter

Diligent Board Member Services, Inc. (the “Company”) announced that based on its previously disclosed review of its historical revenue recognition practices, it will restate its financial statements for the fiscal years ended December 31, 2010, 2011 and 2012 and the fiscal quarter ended March 31, 2013, and that its previously reported results for such fiscal periods and the interim periods within such fiscal years should no longer be relied upon. More detail relating to the restatement will be contained in the Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

Anticipated Adjustments and Expected Effects of Restatement

The Company is determining and quantifying the specific adjustments that need to be made to each of the periods affected by the restatement. The revenue recognition errors identified by the Company and the other items described below do not affect the total revenues ultimately earned or to be earned, the amount or timing of cash received or to be received from individual customer agreements, or the Company's liquidity or overall cash flow.

Based on its review to date, the Company anticipates making corrections to its historical financial statements in the following areas:

•	The Company previously disclosed that revenue attributable to particular customer agreements was recognized from the beginning of a month rather than from the date of contract signing, and that the Company failed to defer revenue recognition until customers are provided access to the Company's hosting environment, as required by U.S. GAAP. The Company will correct these errors. The effect of the errors was to accelerate the time when revenues were recognized under the Company’s customer agreements.

•	The Company will make an additional correction as a result of a comment letter received from the Staff of the Division of Corporation Finance of the SEC in connection with its review of the Company’s filings. In response to the comment, the Company plans to recognize revenue from installation fees under the Company’s customer agreements over the period during which the customer receives the benefit of the installation services, which will be a longer period than the twelve month contract term over which the Company previously recognized such revenue. The effect of the Company’s prior policy also was to accelerate the time when revenues (in this case installation fees) were recognized.

•	The Company will properly capitalize certain costs associated with software developed for internal use. These costs were previously expensed.

The Company has evaluated the impact of the foregoing errors, as well as certain other items that may be affected by any change in revenue recognition, such as deferred revenue and deferred commissions, in order to make the conclusion that the errors are material for the purpose of requiring a restatement in the Company’s historical financial statements.

Timeline Going Forward and 2Q 2013 Operating Update

Until the necessary restatement adjustments are finalized, the Company is not in a position to provide sales or revenue information for its second fiscal quarter ended June 30, 2013. Selected operating highlights for the Company’s second quarter ended June 30, 2013 are shown below. The Company’s Audit and Compliance Committee has also determined to retain the Company’s current independent accounting firm, Deloitte & Touche LLP, to reaudit the Company’s financial statements for the fiscal years ended December 31, 2010, 2011 and 2012. The Company does not anticipate that it will file its Quarterly Report on Form 10-Q for the second quarter ended June 30, 2013 with the U.S. Securities and Exchange Commission by its due date of August 9, 2013, but will report its full second quarter results after completing the restatement and reaudit of its historical financial statements.

Alex Sodi, Diligent’s president and CEO, said, “Company management is working to complete the Company’s restated financial results as quickly as possible. We are fully committed to ensuring the prompt and thorough resolution of these matters and providing our shareholders with the most accurate disclosure possible. We continue to be excited about the future of the Company. We have maintained our client retention rate of 97% in the second quarter. New sales in non-U.S. markets continue to be strong while we have experienced slower new sales growth in the U.S. for the second quarter. We expect our recurring revenue model to continue to drive revenue growth at a strong pace.”

During the second quarter of 2013, Diligent signed a total of 173 net new client agreements, as compared to 216 net new client agreements in the second quarter of 2012. As of June 30, 2013, Diligent now serves a total of 2,183 public and private companies, with 3,075 boards and over 64,000 users worldwide. Diligent has many types of clients ranging from large publicly listed companies to smaller not-for-profit organizations. Diligent now services 294 Fortune 1000 companies, of which 18 were added in the second quarter and 530 NYSE listed companies, of which 35 were added in second quarter 2013. In addition, we serve 39% of the FTSE 100 Index (UK) and 35% of the ASX 20 Index (Australia).

Diligent continued to demonstrate balance sheet strength during the second quarter. Diligent’s cash balance increased by $US 2.5 million in the second quarter of 2013, resulting in total cash balances of $US 39.0 million as of June 30, 2013, after payment of U.S. 2013 estimated quarterly income taxes of $US 1.8 million and final costs relating to the Special Committee process and related remediation activities of over $US 1.0 million.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the safe harbor provision of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue," and “intend,” as well as similar comments, are forward-looking in nature. These forward-looking statements include statements regarding the Company’s intent to restate certain prior period financial statements and the errors that resulted in the Audit Committee reaching the decision that these historical financial statements could no longer be relied upon. There can be no assurance that the Company’s Board of Directors, Audit Committee, management or independent registered public accounting firm will not identify additional issues in connection with the restatement or reaudit, or that these issues will not require additional corrections to the Company’s prior period financial statements. These statements are subject to risks and uncertainties, including the risk that additional information may become available in preparing and reauditing the financial statements and may require the Company to make additional corrections, the time and effort required to complete the restatement of the financial statements, the ramifications of the Company’s potential inability to timely file periodic and other reports with the Securities and Exchange Commission, and the risk of litigation or governmental investigations or proceedings relating to these matters. In addition, as disclosed in our prior filings, our Special Committee investigation identified a number of instances in which we were not, or may not have been, in compliance with applicable New Zealand and US regulatory obligations and such instances may expose us to potential regulatory actions and/or contingent liabilities; certain of our past stock issuances and stock option grants may expose us to potential contingent liabilities, including potential rescission rights; we are subject to New Zealand Stock Exchange Listing Rules and compliance with securities and financial reporting laws and regulations in the US and New Zealand and face higher costs and compliance risks than a typical US public company due to the need to comply with these dual regulatory regimes; as of December 31, 2012 we identified material weaknesses in our internal control over financial reporting and concluded that our disclosure controls were not effective; we must address the material weaknesses in our internal controls, which otherwise may impede our ability to produce timely and accurate financial statements; our business is highly competitive and we face the risk of declining customer renewals or upgrades; and we may fail to manage our growth effectively. Please refer to Diligent’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2012 filed with the Securities and Exchange Commission for further information.

Investor inquiries: Sonya Joyce Phone: +64 4 894 6912	Media inquiries: Geoff Senescall Phone: +64 21 481 234